SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                                                 Commission File Number  1-10827

                         Pharmaceutical Resources, Inc.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                One Ram Ridge Road, Spring Valley, New York 10977
                                 (845) 425-7100
--------------------------------------------------------------------------------
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock Purchase Rights
--------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                          Common Stock, $.01 Par Value
--------------------------------------------------------------------------------
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)        [x ]       Rule 12h-3(b)(1)(i)        [  ]
         Rule 12g-4(a)(1)(ii)       [  ]       Rule 12h-3(b)(1)(ii)       [  ]
         Rule 12g-4(a)(2)(i)        [  ]       Rule 12h-3(b)(2)(i)        [  ]
         Rule 12g-4(a)(2)(ii)       [  ]       Rule 12h-3(b)(2)(ii)       [  ]
                                               Rule 15d-6                 [  ]

         Approximate number of holders of record as of the certification or notice date: None

         Pursuant to the requirements of the Securities Exchange Act of 1934, Pharmaceutical Resources, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  October 19, 2001        By:     /s/ DENNIS J. O'CONNOR
                                       --------------------------------------
                               Name:   Dennis O'Connor
                               Title:  Vice President-Chief Financial Officer